Exhibit 10.1

REVOLVING CREDIT AGREEMENT

dated as of September 26, 2008

among

PRIVATEBANCORP, INC.
as Borrower

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK
as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.
as Joint Lead Arranger and Sole Bookrunner

BANC OF AMERICA SECURITIES LLC
as Joint Lead Arranger

TABLE OF CONTENTS

ARTICLE I.DEFINITIONS; CONSTRUCTION1
Section 1.1.Definitions.1
Section 1.2.Accounting Terms and Determination.15
Section 1.3.Terms Generally16
ARTICLE II.AMOUNT AND TERMS OF THE REVOLVING COMMITMENTS16
Section 2.1.Revolving Loans16
Section 2.2.Procedure for Revolving Loans16
Section 2.3.Funding of Borrowings.17
Section 2.4.Interest Elections.18
Section 2.5.Optional Reduction and Termination of Revolving Commitments.18
Section 2.6.Repayment and Prepayments of Revolving Loans.19
Section 2.7.Interest on Loans.19
Section 2.8.Facility Fees20
Section 2.9.Computation of Interest and Fees20
Section 2.10.Inability to Determine Interest Rates20
Section 2.11.Evidence of Indebtedness21
Section 2.12.Illegality21
Section 2.13.Increased Costs.22
Section 2.14.Funding Indemnity23
Section 2.15.Taxes.23
Section 2.16.Payments Generally; Pro Rata Treatment; Sharing of Set-offs.25
Section 2.17.Mitigation of Obligations; Replacement of Lenders.26
Section 2.18.Incremental Facility.27
ARTICLE III.CONDITIONS PRECEDENT TO REVOLVING LOANS29
Section 3.1.Conditions To Initial Revolving Loans29
Section 3.2.Each Revolving Loan31
ARTICLE IV.REPRESENTATIONS AND WARRANTIES32
Section 4.1.Existence; Power32
Section 4.2.Organizational Power; Authorization32
Section 4.3.Governmental Approvals; No Conflicts32
Section 4.4.Financial Statements32
Section 4.5.Litigation Matters and Enforcement Actions33
Section 4.6.Compliance with Laws and Agreements33
Section 4.7.Investment Company Act34
Section 4.8.Taxes34
Section 4.9.Margin Regulations34
Section 4.10.ERISA34
Section 4.11.Disclosure35
Section 4.12.Subsidiaries35
Section 4.13.Dividend Restrictions; Other Restrictions.35
Section 4.14.Capital Measures36
Section 4.15.FDIC Insurance36
Section 4.16.Ownership of Property.36
Section 4.17.OFAC37
Section 4.18.Patriot Act37
Section 4.19.Allowance for Loan and Lease Losses37
Section 4.20.Solvency37
Section 4.21.Security Interests and Liens37
ARTICLE V.AFFIRMATIVE COVENANTS38
Section 5.1.Financial Statements and Other Information38
Section 5.2.Notices of Material Events40
Section 5.3.Existence; Conduct of Business41
Section 5.4.Compliance with Laws, Etc.41
Section 5.5.Payment of Obligations41
Section 5.6.Books and Records41
Section 5.7.Visitation, Inspection, Etc.41
Section 5.8.Maintenance of Properties; Insurance.41
Section 5.9.Use of Proceeds42
Section 5.10.Clean Up Period42
Section 5.11.Further Assurances42
ARTICLE VI.FINANCIAL COVENANTS42
Section 6.1.Loan Loss Reserve Coverage42
Section 6.2.Consolidated Net Worth42
Section 6.3.Ratio of Nonperforming Assets to Total Loans and OREO43
Section 6.4.Double Leverage Ratio43
Section 6.5.Capital Measures.43
ARTICLE VII.NEGATIVE COVENANTS44
Section 7.1.Indebtedness44
Section 7.2.Negative Pledge45
Section 7.3.Fundamental Changes.46
Section 7.4.Restricted Payments46
Section 7.5.Restrictive Agreements47
Section 7.6.Investments, Etc.47
Section 7.7.Transactions with Affiliates48
Section 7.8.Unsafe and Unsound Practices48
ARTICLE VIII.EVENTS OF DEFAULT48
Section 8.1.Events of Default48
ARTICLE IX.THE ADMINISTRATIVE AGENT52
Section 9.1.Appointment of Administrative Agent52
Section 9.2.Nature of Duties of Administrative Agent52
Section 9.3.Lack of Reliance on the Administrative Agent53
Section 9.4.Certain Rights of the Administrative Agent53
Section 9.5.Reliance by Administrative Agent53
Section 9.6.The Administrative Agent in its Individual Capacity53
Section 9.7.Successor Administrative Agent.54
Section 9.8.Collateral Matters.54
ARTICLE X.MISCELLANEOUS55
Section 10.1.Notices.55
Section 10.2.Waiver; Amendments.56
Section 10.3.Expenses; Indemnification.57
Section 10.4.Successors and Assigns.58
Section 10.5.Governing Law; Jurisdiction; Consent to Service of Process.60
Section 10.6.WAIVER OF JURY TRIAL61
Section 10.7.Right of Setoff61
Section 10.8.Counterparts; Integration61
Section 10.9.Survival61
Section 10.10.Severability62
Section 10.11.Confidentiality62
Section 10.12.Interest Rate Limitation63
Section 10.13.Waiver of Effect of Corporate Seal63
Section 10.14.Patriot Act63
Section 10.15.Bookrunner and Lead Arrangers63

Schedules

Schedule 4.12                                           -           Subsidiaries
Schedule 7.1                                           -           Outstanding Indebtedness

Exhibits

Exhibit A                                -           Form of Pledge Agreement
Exhibit B                                           Form of Revolving Credit Note
Exhibit 2.2                                           -           Form of Notice of Borrowing
Exhibit 2.4                                           -           Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(v)                                           -           Form of Secretary’s Certificate
Exhibit 3.1(b)(viii)                                           -           Form of Officer’s Certificate
Exhibit 5.1(c)                                           -           Form of Compliance Certificate

-  -

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of September 26, 2008, by and among PRIVATEBANCORP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested the Lenders, and the Lenders have agreed, subject to the terms and conditions of this Agreement, to establish a 364-day revolving credit facility in an original principal amount of $20,000,000 (subject to increases not to exceed $30,000,000 in aggregate principal amount pursuant to Section 2.18);

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Administrative Agent and the Lenders agree as follows:

ARTICLE I.DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions.
In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean any transaction or a series of related transactions for the purpose of, or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of any Person, (b) the acquisition of greater than 50% of the capital stock, partnership interest, membership interest or other equity interests of any Person, or otherwise causing a Person to become a Subsidiary, or (c) a merger or consolidation of, or any other combination with, another Person (other than a Person that is a Subsidiary), provided that the Borrower or any Subsidiary is the surviving entity.

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Aggregate Revolving Commitments” shall mean the sum of the Revolving Commitments of all Lenders at any time outstanding.  On the Closing Date, the Aggregate Revolving Commitments shall equal Twenty Million Dollars ($20,000,000).

“Allowance for Loan and Lease Losses” shall mean the amount set forth under the line item “allowance for loan and lease losses” on the Borrower’s most recently consolidated balance sheet delivered pursuant to Section 5.1(a) or Section 5.1(b), as applicable; provided, that, so long as the Borrower’s consolidated balance references “allowance for loan losses”, the term “Allowance for Loan and Lease Losses” shall be deemed to refer to such line item “allowance for loan losses” as provided above.

“Availability Period” shall mean the period from the Closing Date to the Commitment Termination Date.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate.  Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Loan” shall mean any Revolving Loan accruing interest at the Base Rate.

“Base Rate Margin” shall mean 0.25% per annum.

“Borrowing” shall mean a borrowing consisting of a Revolving Loan from each Lender of the same Type made, converted or continued on the same date and in case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close and (ii) if such day relates to a borrowing or continuation of, a payment or prepayment of principal or interest on, or an Interest Period for, a Eurodollar Loan or a notice with respect thereto, any day on which dealings in Dollars are carried on in the London interbank market.

“Call Report” shall mean, with respect to each Financial Institution Subsidiary, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or 041 or any successor form of the Federal Financial Institutions Examination Council).

“Change in Control” shall mean (a) with respect to the Borrower, the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or a material portion of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 25% or more of the outstanding shares of the voting stock of the Borrower or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated by the Borrower’s board of directors as constituted as of the Closing Date or (B) appointed by directors so nominated, or (b) the Borrower shall own, directly or indirectly, less than 100% of the voting stock of The PrivateBank and Trust Company, or less than 80% of any other Financial Institution Subsidiary.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or for purposes of Section 2.13(b), by such Lender’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived, and unless otherwise indicated, shall be the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended an in effect from time to time.

“Collateral” shall mean any real or personal property directly or indirectly securing any of the Obligations, and includes the Pledged Shares.

“Commitment Termination Date” shall mean September 24, 2009, or such earlier date as the Revolving Commitments are terminated pursuant to Section 8.1.

“Compliance Certificate” shall mean a certificate from the Chief Financial Officer or the President of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” shall mean, as of any date, the amount set forth under the line item “total stockholders’ equity” on the Borrower’s consolidated balance sheet most recently delivered pursuant to Section 5.1(a) or Section 5.1(b), as applicable.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.7(b).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Double Leverage Ratio” shall mean the ratio of (a) the Borrower’s investments in Subsidiaries to (b) the Borrower’s total equity capital (in each case, as those items are set forth on Schedule PC of the Borrower’s most recent FRY-9LP Report).

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Revolving Loan or any Borrowing, refers to whether such Revolving Loan or such Borrowing bears interest at a rate determined by reference to LIBOR.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii)  is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).

“Existing Credit Agreement” shall mean that certain Amended and Restated Loan and Subordinated Debenture Purchase Agreement, dated as of September 29, 2005, by and between the Borrower and LaSalle Bank National Association, as amended through the date hereof.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Financial Institution Subsidiary” shall mean each of (a) those Financial Institution Subsidiaries set forth on Schedule 4.12 and designated as a “Financial Institution Subsidiary” and (b) each other Subsidiary hereafter formed or acquired that is a regulated financial institution.

“Fiscal Quarter” shall mean each fiscal quarter (including the fiscal quarter at the fiscal year-end) of the Borrower and its Subsidiaries.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“FR Y-9C Report” shall mean the “Consolidated Financial Statements for Bank Holding Companies (FR Y-9C)” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“FR Y-9LP Report” shall mean the “Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP)” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation any federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions (as used herein, including any trust company subsidiaries whether or not they take deposits), or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Borrower and/or any of its Subsidiaries.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

 “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

 “Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Incremental Facility Amendment” shall have the meaning assigned to such term in Section 2.18(c).

“Incremental Lender” shall have the meaning assigned to such term in Section 2.18(c).

“Incremental Revolving Commitment” shall have the meaning assigned to such term in Section 2.18(a).

“Incremental Revolving Commitments Effective Date” shall have the meaning assigned to such term in Section 2.18(d).

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 90 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all obligations of such Person under capital leases and all monetary obligations of such Person under Synthetic Leases, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all guarantees by such Person of Indebtedness of others, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person, (x) all Hedging Obligations of such Person; and (xi) all obligations of such Person in respect of any trust preferred securities, preferred equity or other types of hybrid capital securities issued by such Person.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Period” shall mean, with respect to any Eurodollar Loan, a period of one, two, three or six months, provided that:

(i)
the initial Interest Period for any such Eurodollar Loan shall commence on the date of such Eurodollar Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the next preceding Interest Period expires;

(ii)           if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)           any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv)           no Interest Period may extend beyond the Commitment Termination Date.

“Investments” shall have the meaning set forth in Section 7.6 hereof.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“LIBOR” shall mean, for any applicable Interest Period with respect to a Eurodollar Loan, that rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) that is equal to the quotient of:

(i)           the rate per annum for deposits in Dollars for a period equal to such Interest Period on that page of the Telerate, Reuters or Bloomberg reporting services (whichever one is then currently being used by the Administrative Agent for quotations in Dollars) which displays the British Bankers’ Association Interest Settlement Rates for deposits in U.S. Dollars as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period, or if such page or service shall cease to be available, such other page or such other service (as the case may be) for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars as the Administrative Agent, in its discretion, shall select; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York, New York time) for delivery on the first day of such Interest Period and for the number of days comprised therein, divided by

(ii)           a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day for the applicable Interest Period to which the Administrative Agent is subject with respect to any Eurodollar Loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, each Revolving Credit Note, each Notice of Borrowing, each Notice of Continuation/Conversion, the Pledge Agreement and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to make any payments required to be made under this Agreement or any other Loan Document or to perform any of its material obligations under the Loan Documents, (iii) the rights and remedies of Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Nonperforming Assets” shall mean the sum of (a) Nonperforming Loans, and (b) Other Real Estate Owned (determined in accordance with, and as set forth on, Borrower’s FR Y-9C Report).

“Nonperforming Loans” shall mean the sum of (a) nonaccrual loans and lease financing receivables, (b) loans and lease financing receivables that are contractually past due 90 days or more as to interest or principal and are still accruing interest and (c) loans for which the terms have been modified due to a deterioration in the financial position of the borrower (in each case, as determined in accordance with, and as set forth on, Borrower’s FR Y-9C Report).

“Notice of Borrowing” shall have the meaning as set forth in Section 2.2.

“Notice of Continuation/Conversion” shall mean the notice given by the Borrower to the Administrative Agent in respect of the continuation or conversion of an outstanding Borrowing as provided in Section 2.4(b).

“Obligations” shall mean all indebtedness, obligations, liabilities and other amounts owing by the Borrower to the Administrative Agent and any Lender and, only with respect to Hedging Transactions, any Affiliate of the Administrative Agent or any Lender, pursuant to or in connection with (a) this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations under letters of credit, all Hedging Obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) any agreement governing the provision to the Borrower or any Subsidiary of treasury or cash management services.

“Other Real Estate Owned” shall mean the sum of (a) real estate acquired in satisfaction of debts previously contracted and (b) other real estate owned, as set forth on Schedule HC-M of Borrower’s FR Y-9C Report.

“Other Taxes” shall mean any and all present and future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made by, or on behalf of, the Borrower hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” shall have the meaning set forth in Section 10.4(c).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean

(i)
Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)
statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)
pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any of its Subsidiaries is a party or other cash deposits in any such foregoing case that is required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(iv)
deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)
judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)
easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(vii)           Liens, charges and encumbrances incidental to the conduct of the business of the Financial Institution Subsidiaries incurred in the ordinary course of business and consistent with past practices;

(viii)          Liens to secure public funds or other pledges of funds required by law to secure deposits; and

(ix)           repurchase agreements, reverse repurchase agreements and other similar transactions entered into by any Financial Institution Subsidiary in the ordinary course of its banking, deposit or trust business;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Financial Institution Subsidiary Indebtedness” means obligations incurred by any Financial Institution Subsidiary in the ordinary course of business in such circumstances as may be incidental or usual in carrying on the banking or trust or mortgage business of a bank, thrift, trust company, or mortgage company incurred in accordance with applicable laws and regulations and safe and sound practices, including obligations incurred in connection with:  (a) any deposits with or funds collected by such Subsidiary; (b) the endorsement of instruments for deposit or collection in the ordinary course of business, (c) any bankers acceptance credit of such Subsidiary; (d) any check, note, certificate of deposit, instrument, money or letter of credit issued by such Subsidiary; (e) any check, note, certificate of deposit, money order, traveler’s check, draft or bill of exchange issued, accepted or endorsed by such Subsidiary; (f) any discount with, borrowing from, or other obligation to, any Federal Reserve Bank or any Federal Home Loan Bank; (g) any agreement made by such Subsidiary to purchase or repurchase securities, loans or Federal funds or any interest or participation in any thereof; (h) any guarantee, indemnity or similar obligation incurred by such Subsidiary in the ordinary course of its banking or trust business and consistent with past practices; (i) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by such Subsidiary for the account of a third party with the application of the same banking considerations and legal lending limits that would be applicable if the transaction were a loan to such party; (j) any transaction in which such Subsidiary acts solely in the fiduciary or agency capacity; (k) other short-term liabilities similar to those enumerated in clauses (a) and (g) above, including United States Treasury tax and loan borrowings, (l) any Hedging Obligations or other obligations or liabilities relating to Hedging Transactions entered into by such Subsidiary in connection with facilitating the hedging risk of a customer of such Subsidiary or another Financial Institution Subsidiary, but excluding any Hedging Obligations or other obligations or liabilities relating to Hedging Transactions entered into for speculative purposes or that are speculative in nature, (m) any Indebtedness of one Financial Institution Subsidiary to another Financial Institution Subsidiary and (n) any Indebtedness of such Subsidiary relating to letters of credit issued or confirmed by a third party financial institution for the account of such Subsidiary for the ultimate account of such Subsidiary’s customer.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the Pledge and Security Agreement dated as of the Closing Date executed by the Borrower in favor of the Administrative Agent, in substantially the form of Exhibit A, as the same may be amended, restated or otherwise modified from time to time in accordance with the terms thereof.

“Pledged Shares” shall mean all of the issued and outstanding shares of capital stock of The PrivateBank and Trust Company, an Illinois state-chartered, non-member bank pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Pledge Agreement.

“Pro Rata Share” shall mean, with respect to any Lender at any time, a percentage, the numerator of which shall be such Lender’s Revolving Commitment and the denominator of which shall be the sum of the Aggregate Revolving Commitments; or if the Aggregate Revolving Commitments have been terminated or expired or if the Revolving Loans have been declared to be due and payable, a percentage, the numerator of which shall be the sum of such Lender’s Revolving Loans and the denominator of which shall be the sum of the aggregate Revolving Loans of all Lenders.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, (a) if the number of Lenders under this Agreement at the time of determination shall equal two, both such Lenders, (b) if the number of Lenders under this Agreement at the time of determination shall equal three, any two of such Lenders so long as such two Lenders hold more than 50% of the aggregate outstanding Revolving Loans at such time (or if the Lenders have no Revolving Loans outstanding at such time, then any two Lenders holding more than 50% of the Aggregate Revolving Commitments), and (c) if the number of Lenders under this Agreement at the time of determination shall equal four or more, those Lenders holding more than 50% of the aggregate outstanding Revolving Loans at such time (or if the Lenders have no Revolving Loans outstanding, then Lenders holding more than 50% of the Aggregate Revolving Commitments).

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a managing director of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer, controller or the treasurer of the Borrower.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on the signature pages to this Agreement, as such amount may be increased by an Incremental Facility Amendment pursuant to Section 2.18, or in the case of a Person becoming a Lender after the Closing Date, the amount of its Incremental Revolving Commitment or the amount of its assigned “Revolving Commitment” as provided in an Assignment and Acceptance Agreement executed by such Person as an assignee, as the same may be changed pursuant to terms hereof.

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.18(b).

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of each Lender in the principal amount of its Revolving Commitment, in substantially the form of Exhibit B.

“Revolving Loan” shall mean a loan made by a Lender to the Borrower under its Revolving Commitment, which may be a Eurodollar Loan or a Base Rate Loan.

“RICO Related Law” shall mean the Racketeer Influenced and Corrupt Organizations Act of 1970 or any other federal, state or local law for which forfeiture of assets is a potential penalty.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” under this Agreement shall mean a Subsidiary of the Borrower.

“Synthetic Lease” of any Person shall mean (a) a lease designed to have the characteristics of a loan for federal income tax purposes while obtaining operating lease treatment for financial accounting purposes, or (b) an agreement for the use or possession of property creating obligations that are not required to appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person would be characterized by a court of competent jurisdiction as indebtedness of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“The PrivateBank and Trust Company” shall mean The PrivateBank and Trust Company, an Illinois state chartered bank and wholly owned Subsidiary of the Borrower.

“Total Loans” shall mean for the Borrower on a consolidated basis the line item “Loans net of unearned discount” set forth on the Borrower’s consolidated balance sheet delivered pursuant to Section 5.1(a) and Section 5.1(b).

“Type”, when used in reference to a Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loans, or on the Revolving Loans comprising such Borrowing, is determined by reference to LIBOR or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Accounting Terms and Determination.
  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.3. Terms Generally
.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to Atlanta, Georgia time, unless otherwise indicated.

ARTICLE II.AMOUNT AND TERMS OF THE REVOLVING COMMITMENTS

Section 2.1. Revolving Loans
.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Lender’s aggregate Revolving Loans exceeding such Lender’s Revolving Commitment or (ii) the sum of the Revolving Loans of all Lenders exceeding the Aggregate Revolving Commitments.  During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.2. Procedure for Revolving Loans
.  The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.2 attached hereto (a “Notice of Borrowing”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing.  Each Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period).  Each Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request.  The aggregate principal amount of each Eurodollar Borrowing shall be not less than $2,500,000 or a larger multiple of $500,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $500,000 or a larger multiple of $100,000.  At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six.  Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.3. Funding of Borrowings.

(a)           Each Lender will make available each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office.  The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent as set forth in the applicable Notice of Borrowing.

(b)           Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate for up to two (2) days and thereafter at the rate specified for such Borrowing.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.  Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)           All Revolving Loans shall be made by the Lenders on the basis of their respective Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Revolving Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Revolving Loans hereunder.

Section 2.4. Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.

(b)           To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Continuation/Conversion”) that is to be continued or converted, as the case may be, (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing.  Each such Notice of Continuation/Conversion shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies; (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.  If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.2.

(c)           If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing.  No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing.  No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)           Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.5. Optional Reduction and Termination of Revolving Commitments.

(a)           The Aggregate Revolving Commitments shall terminate on the Commitment Termination Date.

(b)           Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.5 shall be in an amount of at least $2,500,000 and any larger multiple of $500,000 and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments (after giving effect thereto and any concurrent prepayments made under Section 2.6) to an amount less than the outstanding Revolving Loans of all Lenders.

Section 2.6. Repayment and Prepayments of Revolving Loans.

(a)           The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Commitment Termination Date.

(b)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, prior to 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, and (ii) in the case of any prepayment of any Base Rate Borrowing, prior to 11:00 a.m. not less than one Business Day prior to the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.16(a); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.14.  Each partial prepayment of any Revolving Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type pursuant to Section 2.2.  Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans comprising such Borrowing.

(c)           All prepayments shall be applied first to any outstanding Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.

Section 2.7. Interest on Loans.

(a)           The Borrower shall pay interest (i) on each Base Rate Loan, at the Base Rate in effect from time to time plus the Base Rate Margin, and (ii) on each Eurodollar Loan, at LIBOR for the applicable Interest Period in effect for such Eurodollar Loan, plus 1.25% per annum.

(b)           Following the occurrence of an Event of Default, and in any event after acceleration, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations under this Agreement (other than Loans), at the Base Rate plus the Base Rate Margin plus 2% per annum.

(c)           Interest on the principal amount of all Revolving Loans shall accrue from and including the date such Revolving Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Eurodollar Loans shall be payable in arrears on the last day of each Interest Period applicable thereto and in the case of Eurodollar Loans having an Interest Period longer than three months, on the date which occurs every three months after the initial date of such Interest Period, and in any case on the Commitment Termination Date.  Interest on all Base Rate Loans shall be payable in arrears on the last day of each calendar quarter and on the Commitment Termination Date.  All Default Interest shall be payable on demand.

(d)           The Administrative Agent shall determine each interest rate applicable to the Revolving Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.8. Facility Fees
.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at 0.20% per annum on the daily amount of the Revolving Commitment (whether used or unused) of such Lender during the Availability Period; provided, that if such Lender continues to have any Revolving Loans after the Commitment Termination Date, then the facility fee shall continue to accrue on the daily amount of such Revolving Loans from and after the Commitment Termination Date to the date that all of such Lender’s Revolving Loans have been paid in full.  Accrued facility fees shall be payable in arrears on the last day of each March, June, September and December of each year and on the Commitment Termination Date, commencing on the first such date after the Closing Date; provided further, that any facility fees accruing after the Commitment Termination Date shall be payable on demand.

Section 2.9. Computation of Interest and Fees
.  All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed).  Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.10. Inability to Determine Interest Rates
.  If prior to the commencement of any Interest Period for any Borrowing of Eurodollar Loans, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) the Administrative Agent shall have received notice from the Required Lenders that LIBOR does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining its Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower as soon as practicable thereafter.  Until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Revolving Loans as or into Eurodollar Loans shall be suspended and (y) all such affected Revolving Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period unless the Borrower elects to prepay such Revolving Loans in accordance with this Agreement.

Section 2.11. Evidence of Indebtedness
.  Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Revolving Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Revolving Loan made hereunder by each Lender, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.4, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.4, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) made by such Lender to the Borrower in accordance with the terms of this Agreement.  On the Closing Date, the Borrower will execute and deliver a Revolving Credit Note to each Lender.

Section 2.12. Illegality
.  If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert any outstanding Revolving Loans as or into Eurodollar Loans, shall be suspended.  In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (x) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Eurodollar Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.13. Increased Costs.

(a)           If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the calculation of LIBOR); or

(ii)           impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender;

and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice (with adequate detail of such increased costs) from and demand by such Lender (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered in accordance with clause (c) of this Section 2.13.

(b)           If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered in accordance with clause (c) of this Section 2.13.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.  The Borrower shall pay any such Lender such amount or amounts within 10 days after receipt thereof.

(d)           Failure or delay on the part of a Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section for (x) any increased cost or reduction of amounts received or receivable described in paragraph (a) above or (y) any reduction of the rate of return on such Lender’s capital described in paragraph (b) above, if such increase or reduction, as the case may be, is suffered more than 90 days prior to the date that such Lender gives any required notice and demand (except that, if the Change in Law that causes such increase or reduction, as the case may be, is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14. Funding Indemnity
.  In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any actual loss, cost or expense incurred by such Lender attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at LIBOR applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if LIBOR were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan.  A certificate as to any additional amount payable under this Section 2.14 submitted to the Borrower by any Lender shall be conclusive, absent manifest error.

Section 2.15. Taxes.

(a)           Any and all payments by or on account of any Obligation of the Borrower under this Agreement shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability, together with reasonable evidence of such payment, as applicable, delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payments to the Foreign Lender from the Borrower hereunder qualify as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is a related Person to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP.  Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation).  In addition, each such Foreign Lender shall deliver such forms within ten (10) Business Days after the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent in writing at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.6, Section 2.7 or Section 2.8 or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Section 2.13, Section 2.14 and Section 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due.  In such event, if the Borrower has not in fact made such payment, then the Lenders severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to the Lenders with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3(a), Section 2.16(d), or Section 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17. Mitigation of Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable credit judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.13 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

(b)           If (1) any Lender requests compensation under Section 2.13, or (2) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or (3) any Lender defaults in its obligation to fund Revolving Loans hereunder and such failure is not cured within three (3) Business Days, or (4) any Lender suspends its obligation to make or maintain Eurodollar Loans pursuant to Section 2.12 (provided, that this clause (4) shall not apply if the Required Lenders have suspended their respective obligations to make or maintain Eurodollar Loans pursuant to Section 2.12)or (5) any Lender that is not the Administrative Agent does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained and that requires the consent of all Lenders, then the Borrower may, at its sole cost and expense, upon notice to any such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such assigning Lender shall have received payment of an amount equal to the outstanding principal amount of all Revolving Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction or elimination of such compensation or payments.  Except in the case of a Lender that defaults in its obligation to fund Revolving Loans hereunder, a Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of an irrevocable waiver by such Lender, the circumstances entitling the Borrower to require such assignment and delegation ceases to apply.

Section 2.18. Incremental Facility.

(a)           Upon notice to the Administrative Agent (whereupon the Administrative Agent shall promptly notify the Lenders), at any time after the Closing Date, the Borrower may from time to time request increases in the aggregate amount of the Revolving Commitments (each such increase, an “Incremental Revolving Commitment” and collectively the “Incremental Revolving Commitments”); provided that (w) after giving effect to any such addition, the aggregate amount of Incremental Revolving Commitments that have been added pursuant to this Section shall not exceed $30,000,000, (x) any such addition or increase shall be in an amount of not less than $5,000,000, (y) there shall be not more than two (2) such increases and (z) the Required Lenders shall have consented to any such addition or increase.

(b)           Any Loans made in respect of any Incremental Revolving Commitments shall be made by increasing the Aggregate Revolving Commitments with the same terms (including pricing) as the existing Revolving Commitments (each, a “Revolving Commitment Increase”).

(c)           Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the Incremental Revolving Commitments.  Revolving Commitment Increases may be provided by any existing Lender or by any other bank, financial institution or other investing entity (any such bank, financial institution or other investing entity, an “Incremental Lender”), in each case on terms permitted in this Section and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Incremental Lender’s, as the case may be, providing such Revolving Commitment Increase if such consent would be required under Section 10.4 for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such Lender or Incremental Lender, as the case may be.  No Lender shall be obligated to provide any Revolving Commitment Increases, unless it so agrees.  Any Incremental Revolving Commitments shall become increases in a Lender’s Revolving Commitment under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Revolving Commitment Increase, if any, each Incremental Lender, if any, and the Administrative Agent.  An Incremental Facility Amendment may, with the consent of the Required Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section.  At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Incremental Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase (which shall be calculated on the basis of the amount of the funded and unfunded exposure under the Revolving Commitment held by each Lender).  Any Lender not responding within such time period shall be deemed to have declined to provide an Incremental Revolving Commitment.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, the Borrower may, after first offering such increase to the existing Lenders as provided above, invite Incremental Lenders to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)           If any Incremental Revolving Commitments are added in accordance with this Section, the Administrative Agent shall determine the effective date (the “Incremental Revolving Commitments Effective Date”) and the final allocation of such addition; provided, that any existing Lender electing to participate in the proposed Incremental Revolving Commitments shall have the right to participate in the proposed increase or addition on a pro rata basis in accordance with such Lender’s Revolving Commitment as of the Business Day prior to the Incremental Revolving Commitments Effective Date.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such addition and the Incremental Revolving Commitments Effective Date.  As a condition precedent to such addition, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Incremental Revolving Commitments Effective Date signed by a Responsible Officer of the Borrower in substantially the form of Exhibit 3.1(b)(viii).  On each Incremental Revolving Commitments Effective Date, each Lender or Incremental Lender which is providing an Incremental Revolving Commitment (i) shall become a “Lender” for all purposes of this Agreement and the other Loan Documents and (ii) shall have an Incremental Revolving Commitment which shall become a “Revolving Commitment” hereunder.

(e)           Upon each Revolving Commitment Increase pursuant to this Section, if, on the date of such Revolving Commitment Increase, there are any Revolving Loans outstanding, the Administrative Agent shall take those steps which it deems, in its sole discretion, necessary and appropriate to result in each Revolving Lender’s (including each Incremental Lender) Pro Rata Share of the outstanding Revolving Loans based on each such Revolving Lender’s Pro Rata Share immediately after giving effect to such Revolving Commitment Increase, provided that any prepayment made in connection with the taking of any such steps shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.14.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.

(f)           This Section shall supersede any provisions in Section 10.2 to the contrary.

ARTICLE III.CONDITIONS PRECEDENT TO REVOLVING LOANS

Section 3.1. Conditions To Initial Revolving Loans
.  This Agreement, and the obligations of each Lender to make its initial Revolving Loans hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including (i) reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc., as Arranger and (ii) the upfront fees payable to the Lenders in accordance with the fee letter between the Borrower and the Arranger.

(b)           The Administrative Agent (or its counsel) shall have received the following, each in form and substance satisfactory to the Administrative Agent:

(i)           a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)           duly executed Revolving Credit Notes payable to each Lender;

(iii)           duly executed Pledge Agreement;

(iv)           evidence satisfactory to the Administrative Agent that each of the Borrower and each Subsidiary shall have been released from all liabilities and obligations in respect of the Existing Credit Agreement, including, without limitation, a pay-off letter, UCC termination statements and other releases duly executed by LaSalle Bank National Association;

(v)           a certificate of the Secretary or Assistant Secretary of the Borrower in the form of Exhibit 3.1(b)(v), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer of the Borrower executing the Loan Documents;

(vi)           (a) certified copies of the certificate of incorporation of the Borrower, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of the Borrower and each other jurisdiction where the Borrower is required to be qualified to do business as a foreign corporation, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) a certificate of existence (or similar certificate) from the FRB as to the Borrower’s status as a bank holding company;

(vii)           a favorable written opinion of Vedder Price P.C., counsel to the Borrower, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(viii)          a certificate in the form of Exhibit 3.1(b)(viii), dated the Closing Date and signed by a Responsible Officer, certifying that (w) no Default or Event of Default exists, (x) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct, (y) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect and (z) no consents, approvals, authorizations, registrations, filings or orders of the type described in Section 3.1(b)(ix) below are required to be made or obtained in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any transaction contemplated thereby;

(ix)           certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any applicable laws, or by any Contractual Obligation of the Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby (including the pledge of the Pledged Shares pursuant to the Pledge Agreement), and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Revolving Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(x)           copies of (A) the internally prepared quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending June 30, 2008, and (B) the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Years ending December 31, 2005, 2006 and 2007;

(xi)           a duly completed and executed Compliance Certificate calculated as of June 30, 2008 (giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Revolving Loans to be funded on the Closing Date);

(xii)           certificates of insurance issued on behalf of insurers of the Borrower and its Subsidiaries, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and its Subsidiaries;

(xiii)          the results of a recent UCC, tax, judgment and lien searches in respect of the Borrower, and such searches shall reveal no Liens of record other than Liens to be terminated on or prior to the Closing Date;

(xiv)         all certificates representing the Pledged Shares, together with undated stock powers for each such certificate executed in blank, shall have been delivered to the Administrative Agent, or shall be subject to an agreement providing that such certificates will be promptly delivered to the Administrative Agent under the terms of the pay-off letter described in clause (iv) immediately above;

(xvi)          such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may reasonably request.

Section 3.2. Each Revolving Loan
.  The obligation of each Lender to make each Revolving Loan under this Agreement is subject to the satisfaction of the following conditions:

(a)           at the time of and immediately after giving effect to such Revolving Loan, no Default or Event of Default shall exist;

(b)           all representations and warranties of the Borrower herein shall be true and correct in all material respects on and as of the date of such Revolving Loan both before and after giving effect thereto (except for representations and warranties expressly made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such date);

(c)           since December 31, 2007, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d)           no legislation has been passed or any suit or other proceeding has been instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise adversely affect, in the Administrative Agent’s sole and absolute judgment, the Borrower’s performance of its obligations hereunder, and no litigation or governmental proceeding has been instituted or threatened against the Borrower or any Financial Institution Subsidiary or any of their officers or shareholders which, in the sole discretion of the Administrative Agent, may adversely affect the financial condition or operations of the Borrower or such Financial Institution Subsidiary;

(e)           no Lender has reasonable grounds to believe that any Collateral might be subject to forfeiture under any RICO Related Law or any of the Collateral is subject to any Lien other than in favor of the Lenders;

(f)           the Administrative Agent shall have received a duly executed Notice of Borrowing in accordance with Section 2.2 hereof; and

(g)           the Administrative Agent shall have received such other documents, certificates, information or legal opinions as it or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section 3.2.

ARTICLE IV.REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Administrative Agent and the Lenders as follows:
Section 4.1. Existence; Power
.  Each of the Borrower and each of its Subsidiaries (i) is duly organized and validly existing as a corporation, bank or other entity, as the case may be, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization
.  The borrowing of Revolving Loans hereunder, and the execution, delivery and performance by the Borrower of each of the Loan Documents are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate, and if required, stockholder, action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts
.  The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the articles of incorporation or by-laws of the Borrower or any order of any Governmental Authority binding upon Borrower, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of their respective assets or give rise to a right thereunder to require any payment to be made by the Borrower or any such Subsidiary and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens (if any) created under the Loan Documents.  All necessary regulatory approvals have been obtained for the Borrower and its Subsidiaries to conduct their respective businesses.

Section 4.4. Financial Statements
.  The Borrower has furnished to the Administrative Agent for distribution to the Lenders (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2007 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended prepared by Ernst & Young LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2008, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer, subject to year end audit adjustments and the absence of footnotes.  Such financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of such date and the consolidated results of operations and cash flows for such period in conformity with GAAP consistently applied.  Since December 31, 2007, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.  In addition, the Borrower has provided to the Lenders copies of the Call Reports filed by its Financial Institution Subsidiaries for the period ending June 30, 2008, and copies of the FRY-9LP Report and the FRY-9C Report filed by the Borrower for the period ending June 30, 2008.  Each of such reports filed by the Borrower or the Financial Institution Subsidiaries with any Governmental Authority is true and correct and is in accordance with the respective books of account and records of the Borrower and the Financial Institution Subsidiaries, and has been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately presents, in all material respects, the financial condition of the Borrower and the Financial Institution Subsidiaries and their respective assets and liabilities and the results of their respective operations as of such date.

Section 4.5. Litigation Matters and Enforcement Actions
.  No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.  None of the Borrower, or any of the Financial Institution Subsidiaries, or any of their respective officers or directors, is now operating under any currently effective written restrictions agreed to by the Borrower or any of the Financial Institution Subsidiaries, or agreements, memoranda, or written commitments by the Borrower or any of the Financial Institution Subsidiaries (other than restrictions of general application) imposed or required by any Governmental Authority nor are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Authority.

Section 4.6. Compliance with Laws and Agreements
.  The Borrower and each Subsidiary is in compliance with all applicable laws (including without limitation all Environmental Laws and all federal and state banking statutes) and all rules, regulations (including without limitation all applicable federal and state banking regulations) and orders of any Governmental Authority, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any of the Financial Institution Subsidiaries is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which the Borrower or any Financial Institution Subsidiary is a party or by which the Borrower or any such Financial Institution Subsidiary or any of their respective properties may be bound or affected.

Section 4.7. Investment Company Act
.  Neither the Borrower nor any of its Subsidiaries is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.8. Taxes
.  The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves.

Section 4.9. Margin Regulations
.  None of the proceeds of any of the Revolving Loans will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U.

Section 4.10. ERISA
.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11. Disclosure
.  The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.12. Subsidiaries
.  Schedule 4.12 sets forth the name of, the ownership interest of the Borrower in, and the jurisdiction of incorporation of Financial Institution Subsidiary and each other Subsidiary, in each case as of the Closing Date.  All of the capital stock of each of the Borrower’s Subsidiaries has been duly authorized and validly issued, and is fully paid and non-assessable.  Except as set forth on Schedule 4.12, the Borrower owns all of the issued and outstanding capital stock of each of its Subsidiaries free and clear of any Lien, except for the Liens in favor of the Administrative agent for the benefit of the Lenders.

Section 4.13. Dividend Restrictions; Other Restrictions.

(a)           No Financial Institution Subsidiary has violated any applicable regulatory restrictions on dividends, and no Governmental Authority has taken any action to restrict the payment of dividends by any Financial Institution Subsidiary.

(b)           Neither the Borrower nor any Subsidiary is under investigation by, or is operating under any restrictions (excluding any restrictions on the payment of dividends referenced in subsection (a) above) imposed by or agreed to with, any Governmental Authority, other than routine examinations by such Governmental Authorities.

(c)           Except as set forth as an exhibit to the Borrower’s Form 10-K for its fiscal year ended December 31, 2007, or its Quarterly Reports on Form 10-Q for its fiscal quarter ended June 30, 2008, or described therein, neither the Borrower nor any of the Financial Institution Subsidiaries is a party, nor is bound by, any material contract or agreement or instrument, or subject to any charter or other corporate restriction, that is of a type that the Borrower is required to file as an exhibit to its Form 10-K annual reports or otherwise describe therein.

Section 4.14. Capital Measures
.  On the Closing Date, (a) the Borrower is “well capitalized”, as determined in accordance with any regulations established by any Governmental Authority having regulatory authority over it and (b) each Financial Institution Subsidiary has been, or are deemed to have been, notified by the appropriate Governmental Authority having regulatory authority over each of them that each of them is “well capitalized”, as determined in accordance with any regulations established by such Governmental Authority.

Section 4.15. FDIC Insurance
.  The deposits of each Financial Institution Subsidiary that is an “insured depository institution” (within the meaning of § 12 U. S. C. 1831(c)) are insured by the FDIC and no act has occurred that would adversely affect the status of such Financial Institution Subsidiary as an FDIC insured bank.

Section 4.16. Ownership of Property.

(a)           Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than those Liens permitted by Section 7.2.  All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b)           Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)           The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

(d)          Except for financing statements in favor of the Administrative Agent for the benefit of the Lenders and except for financing statements for which the related Lien will be terminated on or before the Closing Date, (i) no currently effective financing statement under the UCC which names the Borrower or any predecessor owner of any Collateral as debtor is on file in any jurisdiction in which any of the Collateral is located or in which the Borrower or any such predecessor owner is organized or has its principal place of business, and (ii) the Borrower has not authorized any currently effective financing statement or any currently effective security agreement or other record authorizing any secured party thereunder to file any such financing statement covering any Collateral.

Section 4.17. OFAC
.  Neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2 or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.18. Patriot Act
.  Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Obligations will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.19. Allowance for Loan and Lease Losses
.  The Allowance for Loan and Lease Losses shown on the Borrower’s consolidated balance sheet for the Fiscal Quarter ending June 30, 2008 was considered by the Borrower’s management to be adequate in all respects to provide for the Borrower’s and its Subsidiaries specific losses, net of recoveries relating to loans previously charged off, on loans outstanding at that date, and included an additional amount of historically-allocated reserves for unanticipated future losses at a level considered adequate by the Borrower’s management as of such date.

Section 4.20. Solvency
.  After giving effect to the execution and delivery of the Loan Documents, the making of the Revolving Loans under this Agreement, and the repayment of any Indebtedness outstanding under the Existing Credit Agreement, neither the Borrower nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in § 101(32) of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.21. Security Interests and Liens
.  The Pledge Agreement creates, as security for the Obligations, a valid and enforceable, perfected first priority security interest in and Lien on all of the Pledged Shares in favor of the Administrative Agent for the benefit of the Lenders.  Such security interest in and Lien on the Pledged Shares shall be superior to and prior to the rights of all third parties in the Pledged Shares.

ARTICLE V.AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Revolving Commitment hereunder or the principal of and interest on any Revolving Loan or any fee owing hereunder remains unpaid:

Section 5.1. Financial Statements and Other Information
.  The Borrower will deliver to the Administrative Agent and each Lender:

(a)           as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing (i) a consolidated and consolidating balance sheet and the related consolidated and consolidating statements of income, of changes in shareholders’ equity and of cash flows (together with all footnotes thereto), and (ii) a condensed balance sheet of the Borrower only and the related condensed statements of income and of cash flows, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations and cash flows on a consolidated and consolidating basis of the Borrower for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided, that the requirements set forth in this clause (a), other than the certification of the Borrower’s certified public accountants set forth in clause (ii) above, may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;

(b)           as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited balance sheet of the Borrower and its Subsidiaries on a consolidated and consolidating basis and of the Borrower on a stand alone basis as of the end of such fiscal quarter and the related unaudited statements of income and cash flows of the Borrower and its Subsidiaries on a consolidated and consolidating basis and of the Borrower on a stand alone basis, each for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated and consolidating basis and of the Borrower on a stand alone basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the requirements set forth in this clause (b) with respect to the financial information of the Borrower and its Subsidiaries on a consolidated and consolidating basis may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Borrower to the SEC on Form 10-Q for the applicable fiscal quarter and with respect to the financial information of the Borrower on a stand alone basis may be fulfilled by the delivery of the Borrowers FRY-9LP Report for such fiscal quarter;

(c)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI;

(d)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, duly executed copies of the Borrower’s then-current FR Y-9C Report and FR Y-9LP Report and a duly executed copy of the then-current Call Report for each Financial Institution Subsidiary;

(e)           as soon as available and in any event within 60 days after the first day of each fiscal year of the Borrower, a budget prepared on a consolidated and quarterly basis in reasonable detail (including budgeted income statements, statements of cash flow and balance sheets and the principal assumptions upon which such budgets are based) prepared by the Borrower for such fiscal year in form and content reasonably acceptable to the Administrative Agent;

(f)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be (to the extent not otherwise required to be delivered to the Administrative Agent or the Lenders hereunder);

(g)           promptly after receiving knowledge thereof, written notice of all material charges, material assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, orders, actions, suits and proceedings) that are proposed or initiated by, or brought before, any court or Governmental Authority, in connection with the Borrower or any of the Financial Institution Subsidiaries, other than ordinary course of business litigation or proceedings which, if adversely decided, could not reasonably be expected to have a Material Adverse Effect; and

(h)           promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.1(f) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the internet at the website address set forth in Section 10.1 or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which the Administrative Agent and each Lender have access; provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender if so requested until a written notice is received by the Borrower from the Administrative Agent or such Lender to cease delivering paper copies and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent and each Lender by electronic mail electronic versions (i.e. soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of all Compliance Certificates.

Section 5.2. Notices of Material Events
.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or its Subsidiaries in an aggregate amount exceeding $5,000,000;

(d)           any material investigation of the Borrower or any Subsidiary by any Governmental Authority having regulatory authority over the Borrower or any such Subsidiary (other than routine examinations of the Borrower and/or any such Subsidiary) to the extent that such Governmental Authority has consented to the giving of such notice (if the consent of such Governmental Authority is required for the Borrower to give such notice);

(e)           the issuance of any cease and desist order (whether written or oral), written agreement, cancellation of insurance or other public or enforcement action by the FDIC or other Governmental Authority having regulatory authority over the Borrower or any Subsidiary;

(f)           the issuance of any material informal enforcement action, including, without limitation, a memorandum of understanding or proposed disciplinary action by or from any Governmental Authority having regulatory authority over the Borrower or any Subsidiary, to the extent that the Borrower or any such Subsidiary is permitted to disclose such information (provided that the Borrower shall take all reasonable efforts to obtain any necessary regulatory consents); and

(g)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business
.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4. Compliance with Laws, Etc.
  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority (including without limitation all federal and state banking statutes and regulations) applicable to its assets, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Payment of Obligations
.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and all claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Books and Records
.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated and consolidating financial statements of Borrower in conformity with GAAP.

Section 5.7. Visitation, Inspection, Etc.
  The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent and of each Lender to, subject to Section 10.11, visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or such Lender may reasonably request after reasonable prior notice to the Borrower and at the Borrower’s expense; provided, however, that, unless an Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall be permitted only one such visit in any 12-month period.

Section 5.8. Maintenance of Properties; Insurance.

(a)           The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, except for ordinary wear and tear and except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

(b)           The deposits of each Financial Institution Subsidiary will at all times be insured by the Federal Deposit Insurance Corporation (“FDIC”).

Section 5.9. Use of Proceeds
.  The Borrower will use the proceeds of all Revolving Loans to finance working capital needs  and for other general corporate purposes of the Borrower and its Subsidiaries.  No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the FRB, including Regulation T, U or X.

Section 5.10. Clean Up Period
.  During the Availability Period, the Borrower shall cause the outstanding principal balance of Revolving Loans to be $0 for a period of at least 30 consecutive calendar days.

Section 5.11. Further Assurances
.  The Borrower agrees, upon request of the Administrative Agent, to execute and deliver or cause to be executed and delivered such further instruments, documents and certificates, and to and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

ARTICLE VI.FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has its Revolving Commitment hereunder or the principal of or interest on or any Revolving Loan remains unpaid or any fee remains unpaid:

Section 6.1. Loan Loss Reserve Coverage
.  The Borrower on a consolidated basis will not permit at the end of each Fiscal Quarter its Allowance for Loan and Lease Losses to be less than 75% of its Nonperforming Assets.

Section 6.2. Consolidated Net Worth
.  The Borrower will not permit its Consolidated Net Worth at any time to be less than (i) $550,000,000 plus (ii) 50% of Consolidated Net Income earned on a cumulative basis for each Fiscal Quarter commencing with the Fiscal Quarter ending June 30, 2008; provided, that if Consolidated Net Income is negative in any Fiscal Quarter, the amount added for such Fiscal Quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any Fiscal Quarter in such period; plus (iii) 100% of the amount by which the Borrower’s “total stockholders’ equity” (as set forth in the Borrower’s consolidated balance sheet most recently delivered pursuant to Section 5.1(a) or Section 5.1(b), as applicable) is increased after June 30, 2008 as a result of (A) any public or private offering of capital stock of the Borrower, (B) the issuance of capital stock of the Borrower in any merger transaction or in payment of any purchase price (deferred or otherwise) in any acquisition or (C) the conversion of debt securities of the Borrower to capital stock of the Borrower, but in any event excluding the issuance of capital stock of the Borrower under stock options, stock grants and other compensation plans of the Borrower and/or its Subsidiaries.

Section 6.3. Ratio of Nonperforming Assets to Total Loans and OREO
.  The Borrower on a consolidated basis will not permit at the end of each Fiscal Quarter Nonperforming Assets to be greater than 1.75% of the sum of Total Loans (excluding loans held for sale and determined by reference to the Borrower’s Form 10-Q or 10-K) and Other Real Estate Owned.

Section 6.4. Double Leverage Ratio
.  The Borrower will not permit at any time its Double Leverage Ratio to be greater than 1.50 to 1.00.

Section 6.5. Capital Measures.

(a)           The Borrower will be “well-capitalized” for all applicable state and federal regulatory purposes at all times, and the Borrower (i) will have a Total Risk-based Capital Ratio of 10.0% or greater, a Tier 1 Risk-based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater (each as defined by applicable federal and state regulations or orders), and will not be subject to any written agreement, order, capital directive or prompt corrective action directive by any Governmental Authority having regulatory authority over the Borrower or (ii) if required by any Governmental Authority having regulatory authority over the Borrower in order to remain “well capitalized” and in compliance with all applicable regulatory requirements, will have such higher amounts of Total Risk-based Capital and Tier 1 Risk-based Capital and/or such greater Leverage Ratio as specified by such Governmental Authority.

(b)           Each Financial Institution Subsidiary of the Borrower will be “well capitalized” for all applicable state and federal regulatory purposes at all times, and such Financial Institution Subsidiary (i) will have a Total Risk-based Capital Ratio of 10.0% or greater, a Tier 1 Risk-based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater (each as defined by applicable federal and state regulations or orders) and not be subject to any written agreement, order, capital directive or prompt corrective action directive by any Governmental Authority having regulatory authority over such Financial Institution Subsidiary or (ii) if required by any Governmental Authority having regulatory authority over such Financial Institution Subsidiary in order to remain “well capitalized” and in compliance with all applicable regulatory requirements, will have such higher amounts of Total Risk-based Capital and Tier 1 Risk-based Capital and/or such greater Leverage Ratio as specified by such Governmental Authority.

(c)           Notwithstanding the foregoing, if at any time any such Governmental Authority changes the definition of “well capitalized” either by amending such ratios or otherwise, such amended definition, and any such amended or new ratios, shall automatically, and in lieu of the existing definitions and ratios set forth in this Section, be incorporated by reference into this Agreement as the minimum standard for the Borrower or any Financial Institution Subsidiary, as the case may be, on and as of the date that any such amendment becomes effective by applicable statute, regulation, order or otherwise.

ARTICLE VII.NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has its Revolving Commitment hereunder or the principal of or interest on any Revolving Loan remains unpaid or any fee remains unpaid:

Section 7.1. Indebtedness
.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness created pursuant to the Loan Documents;

(b)           Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)           Permitted Financial Institution Subsidiary Indebtedness;

(d)           Indebtedness constituting obligations of the Borrower and any Financial Institution Subsidiary under debentures, indentures, trust agreements and guarantees in connection with the issuance by such Persons of trust preferred securities and other types of hybrid securities (but only to the extent that the Governmental Authority having regulatory authority over the Borrower permits the inclusion of such securities in the calculation of its Total Risk-based Capital Ratio or its Tier I Risk-based Capital Ratio under Section 6.5);

(e)            (i) Indebtedness owed by the Borrower or any “affiliate” of the Borrower (as defined in Regulation W of the FRB and sections 23A and 23B of the Federal Reserve Act) to any Financial Institution Subsidiary not in violation of Regulation W of the FRB (as amended, supplemented or otherwise modified), or (ii) Indebtedness owed by any Subsidiary to the Borrower or (iii) Indebtedness owed by the Borrower or any Subsidiary to a Subsidiary other than a Financial Institution Subsidiary;

(f)           Indebtedness constituting capital leases of any real property and improvements thereon that are owned by the Borrower or any Subsidiary and that have been sold by the Borrower or such Subsidiary to a third person and have been leased back from such Person;

(g)           Any other Indebtedness that is subordinated to the Indebtedness under this Agreement on the following terms: (i) no part of the principal of such Indebtedness is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is 6 months following the Commitment Termination Date and the payment of principal of which and any other obligations of the Borrower with respect thereof (other than interest subject to clause (g)(ii) below) are subordinated to the prior payment in full of principal and interest (including post-petition interest) and all other obligations and amounts of the Borrower to the Lenders hereunder on terms and conditions first approved in writing by the Required Lenders, (ii) no part of the interest accruing on such Indebtedness is payable, without the prior written consent of the Required Lenders, after a Default or Event of Default has occurred and is continuing, and (iii) such Indebtedness otherwise contains terms, covenants and conditions in form and substance reasonably satisfactory to the Required Lenders as evidenced by its prior written approval thereof;

(h)           other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate amount outstanding at any time not to exceed $10,000,000; and

(i)           Purchase money indebtedness and capitalized lease obligations secured by Liens permitted under this Agreement in an aggregate amount outstanding at any time not to exceed $10,000,000.

Section 7.2. Negative Pledge
.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired (including without limitation in the case of the Borrower, the capital stock of any Financial Institution Subsidiary), except:

(a)           Liens (if any) created in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Loan Documents;

(b)           Permitted Encumbrances;

(c)           Liens granted to secure any Indebtedness expressly permitted pursuant to Section 7.1(c), and Section 7.1(f) (as long as such Lien shall extend only to the real property and improvements subject to such capital leases);

(d)           Liens on property of the Borrower or any of its Subsidiaries created solely for the purpose of securing Indebtedness expressly permitted by Section 7.1(i), representing or incurred to finance, refinance or refund the purchase price of property, provided that no such Lien shall extend to or encumber other property of the Borrower or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured thereby shall at no time exceed the original purchase price of such property; and

(e)           extensions, renewals, or replacements of any Lien referred to in paragraphs (a), (b), (c) and (d) of this Section.

Notwithstanding anything herein or otherwise to the contrary, the Borrower shall not grant any Lien, or otherwise permit any Lien to exist, on the capital stock of any Financial Institution Subsidiary (other than Liens in favor of the Administrative Agent for the benefit of the Lenders).

Section 7.3. Fundamental Changes.

(a)           The Borrower will not, and will not permit any Subsidiary to, (i) merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or (ii) sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or a material portion of its assets (other than in the ordinary course of business) or all or substantially all of the stock of any of its Subsidiaries or (iii) liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto on a pro forma basis, no Default or Event of Default shall have occurred, (A) the Borrower or any Subsidiary may merge with a Person, provided that (1) if the Borrower is a party to such merger, the Borrower shall be the surviving Person, (2) if a Subsidiary is a party to such merger, such Subsidiary shall be the surviving Person (if two Subsidiaries are party to such merger, one of those Subsidiaries shall be the surviving Person) and (3) such merger shall not constitute a Change in Control of the Borrower, (B) any Subsidiary may sell, lease, transfer or dispose of its assets to the Borrower or another Subsidiary, (C) any Financial Institution Subsidiary may sell loans, investments, or other similar assets in the ordinary course of its business, provided, that such sale or series of sales do not constitute a sale of all or substantially all of such Financial Institution Subsidiary’s assets (D) the Borrower and any Subsidiary may sell any (i) real property and improvements thereon that are owned (in whole or in part) by the Borrower or such Subsidiary and that are subsequently leased back by the Borrower or such Subsidiary and (ii) Other Real Estate Owned.

(b)           The Borrower will not dispose of any stock or other equity interest in any of its Financial Institution Subsidiaries, whether by sale, assignment, lease or otherwise, without the prior written consent of Required Lenders (which consent shall not be unreasonably withheld); provided, however, that, if at the time thereof and immediately after giving effect thereto, on a pro forma basis, no Default or Event of Default shall exist or shall have occurred, the Borrower shall be permitted to allow Financial Institution Subsidiaries to be merged into or consolidated with any other Financial Institution Subsidiary, and in connection therewith, the Borrower shall be allowed to retire, cancel and reissue equity interests in such Financial Institution Subsidiary; provided further, however, that if The PrivateBank and Trust Company is merged into or consolidated with any other Financial Institution Subsidiary, The PrivateBank and Trust Company shall be the surviving entity and the Borrower shall not retire, cancel or reissue the equity interests of The PrivateBank and Trust Company.

(c)           The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto and any types of businesses that are expressly permitted by any Governmental Authority having jurisdiction over the Borrower and/or any Financial Institutions Subsidiary.

Section 7.4. Restricted Payments
.  The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance, prepayment or other acquisition of, any shares of capital stock or Indebtedness subordinated to the Obligations of the Borrower or any options, warrants, or other rights to purchase such capital stock or such Indebtedness, whether now or hereafter outstanding (each a “Restricted Payment”); provided, however, that the Borrower and its Subsidiaries may make and agree to make Restricted Payments so long as no Default or Event of Default then exists or would result (on a pro forma basis) from the making of such Restricted Payment; provided, further, however,  that any Subsidiary may make Restricted Payments to the Borrower at any time.

Section 7.5. Restrictive Agreements
.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, and (iii) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

Section 7.6. Investments, Etc.
  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any capital stock, Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:

(a)           Investments existing on the date hereof (including Investments in Subsidiaries) that have been disclosed to the Lenders and/or that are set forth on the most current financial statements that have been delivered to the Lenders;

(b)           Investments purchased in the ordinary course of business by any Financial Institution Subsidiary;

(c)           Investments made by the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or in or to another Subsidiary;

(d)           Investments made for the purpose of making or consummating an Acquisition; provided, that (i)  no Default or Event of Default shall have occurred or would result (on a pro forma basis) from the making or consummation of such Acquisition, (ii) such Acquisitions are undertaken in accordance with all applicable laws, and (iii) the prior written consent or approval of such Acquisition of the board of directors or equivalent governing body of the Person being acquired has been obtained; provided, further, that in the case of any Investment by the Borrower or any Subsidiary in which the Borrower or such Subsidiary acquires, directly or indirectly, fifty percent (50%) or more of the voting stock any Person that is a regulated financial institution, such acquired Person shall become a Financial Institution Subsidiary for purposes of this Agreement;

(e)           Guarantees of the Borrower of any Indebtedness expressly permitted under Section 7.1(d); and

(f)           Other Investments made in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound business practices.

Section 7.7. Transactions with Affiliates
.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary not involving any other Affiliates and (c) any Restricted Payment expressly permitted by Section 7.4.

Section 7.8. Unsafe and Unsound Practices
.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any unsafe or unsound business practice that could reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII.EVENTS OF DEFAULT

Section 8.1. Events of Default
.  If any of the following events (each an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Revolving Loan when and as the same shall become due and payable, whether at the due date thereof or otherwise; or

(b)           the Borrower shall fail to pay any interest on any Revolving Loan or any fee or any other Obligation (other than an amount payable under clause (a) of this Article), when and as the same shall become due and payable and such failure shall continue unremedied for a period of five (5) Business Days; or

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by the Borrower or any representative of the Borrower pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)           the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, Section 5.2, Section 5.3 (with respect to the Borrower’s existence), Section 5.7, Section 5.9, Section 5.10 or Article VI or Article VII; or

(e)           the Borrower shall fail to observe or perform any covenant or agreement contained (i) in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (x) any officer of the Borrower becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders or (ii) in any other Loan Document (after taking into consideration any applicable grace periods); or

(f)           the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any Indebtedness (other than under this Agreement or any Revolving Credit Note) owed to any Lender or to any other Person, in each case, in an amount greater than $2,500,000 that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness (without regard to whether such holders or other Person shall have exercised or waived their right to do so); or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (and for purposes of determining the amount of attributed Indebtedness under this clause (f) from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations); or

(g)           the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)           without duplication of clause (f) of this Section 8.1, the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; or

(k)           any judgment or order for the payment of money in excess of $5,000,000 in the aggregate not covered by insurance and for which the applicable insurer shall have acknowledged in writing that such claim or payment is insured shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)           any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                      (m)           a Change in Control shall occur; or

(n)           any Governmental Authority having regulatory authority over the Borrower or any Subsidiary shall take any action that restricts, or has the practical effect of restricting, the payment of dividends from any such Subsidiary to the Borrower or the payment of any debt owing by a Subsidiary to the Borrower; or

(o)           any Financial Institution Subsidiary shall cease for any reason (other than as a result of being merged into another Financial Institution Subsidiary) to be an insured bank under the Federal Deposit Insurance Act, as amended; provided, however, that in no event shall The PrivateBank and Trust Company cease to be an insured bank under the Federal Deposit Insurance Act, as amended; or

(p)           the FRB, the FDIC or any other Governmental Authority charged with the regulation of bank holding companies or depository institutions: (i) issues (whether orally or in writing) to the Borrower or any Financial Institution Subsidiary, or initiates through formal proceedings any action, suit or proceeding to obtain against, impose on or require from the Borrower or any Financial Institution Subsidiary, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by any Financial Institution Subsidiary or the payments of any debt by the Borrower, restrictions that make the payment of the dividends by any Financial Institution Subsidiary or the payment of debt by the Borrower subject to prior regulatory approval, a notice or finding under subsection 8(a) of the Federal Deposit Insurance Act, as amended, or any similar enforcement action, measure or proceeding; or (ii) proposes or issues (whether orally or in writing) to any executive officer or director of the Borrower or any Financial Institution Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties, unless any such orders or penalties would not reasonably be expected to have a Material Adverse Effect; or

(q)           there shall occur with respect to any Financial Institution Subsidiary any event that is grounds for the required submission of a capital restoration plan under 12 U. S. C. §1831o (e)(2) and the regulations thereunder, or a conservator or receiver is appointed for any Financial Institution Subsidiary; or

(r)           any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting the Administrative Agent, any Lender or the Borrower from performing any of their respective obligations under this Agreement or under any of the other Loan Documents and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 60 days after the granting of such decree or order; or

(s)           the Borrower or any Financial Institution Subsidiary shall enter into a written agreement with any Governmental Authority having regulatory authority over such Person for any reason which could reasonably be expected to have a Material Adverse Effect; or

(t)           the filing of formal charges by any Governmental Authority or quasi-governmental entity, including, without limitation, the issuance of an indictment under a RICO Related Law against Borrower or any Subsidiary of Borrower; or

(u)           the Borrower shall claim that the Administrative Agent or any Lender does not have, or the Administrative Agent or any Lender shall cease to have, a valid and perfected first priority security interest in the Collateral for any reason other than a release or termination effected by the Administrative Agent in accordance with the terms of the Loan Documents;

then, and in every such event (other than an event with respect to the Borrower or any Subsidiary described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Aggregate Revolving Commitments; (ii) declare the principal of and any accrued interest on the Revolving Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Revolving Commitments shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX.THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of Administrative Agent
.  Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through any Affiliate.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent and any Affiliate of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.2. Nature of Duties of Administrative Agent
.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.3. Lack of Reliance on the Administrative Agent
.  Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4. Certain Rights of the Administrative Agent
.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by Administrative Agent
.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity
.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7. Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving 30 days prior written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If within 30 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8. Collateral Matters.

(a)           The Administrative Agent is authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

(b)           The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein in any Loan Document have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.

ARTICLE X.MISCELLANEOUS

Section 10.1. Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:                                  PrivateBancorp, Inc.
70 W. Madison Street
Chicago, Illinois 60602
Attn: Brant Ahrens
Telephone Number: (312) 564-1225
Fax Number:

To the Administrative Agent:            SunTrust Bank, Agency Services
303 Peachtree Street, 25th Floor
Atlanta, Georgia 30308
Attn:  Doug Weitz
Telephone Number:   (404) 813-5156
Fax Number:   (404) 221-2001

To a Lender:	To such Lender’s address or telecopy number, as applicable, as set forth on such Lender’s signature page hereto

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by the Administrative Agent at its address specified in this Section 10.1.

(b)           Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice, and the Administrative Agent shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Revolving Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent or the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent or the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2. Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Revolving Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Revolving Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) extend the Commitment Termination Date or otherwise postpone the date fixed for any payment of any principal of, or interest on, any Revolving Loan or interest thereon or any fees hereunder or reduce the amount of, waive, forgive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or Section 2.16(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor, if any, or limit the liability of any such guarantor under any guaranty agreement; (vii) release all or substantially all Collateral (but in no event will the Administrative Agent release any of the stock of The Private Bank and Trust Company that has been pledged to the Administrative Agent for the benefit of the Lenders without the consent of each Lender) or agree to subordinate any Lien in the Collateral to any other creditor of the Borrower or any Subsidiary without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Revolving Commitment of each Lender not consenting to the amendment provided for therein shall terminate (but such Lender shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 10.3) upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full principal of and interest accrued on each Revolving Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and is released from its obligations hereunder.  Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

Section 10.3. Expenses; Indemnification.

(a)           The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel for the Administrative Agent and its Affiliates) in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Revolving Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans.

(b)           The Borrower shall indemnify the Administrative Agent and each Lender and each officer, director, employee, agents, advisors and Affiliates of the Administrative Agent and each Lender (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by any Indemnitee, or asserted against any Indemnitee by the Borrower or any third Person, arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Revolving Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by the Borrower or any third Person and whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided, further, that each Indemnitee shall have the obligation to promptly notify the Borrower of any claim, expense, obligation or liability for which such Indemnitee will seek indemnification from the Borrower hereunder, but the failure to give such notice shall not nullify or abrogate the Borrower’s obligations under this Section.

(c)           The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any Collateral described therein, or any payments due thereunder, and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission by the Borrower to pay such taxes.

(d)           To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(e)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Revolving Loan or the use of proceeds thereof.

(f)           All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4. Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and the Revolving Loans at the time owing to it); provided, that (i) except in the case of an assignment to a Lender or an Affiliate of a  Lender or to a fund managed by a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent (which consent shall not be unreasonably withheld or delayed), provided, that the consent of the Borrower shall not be required during the existence of a Default or an Event of Default, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or to a fund managed by a Lender or an Affiliate of a Lender or an assignment of the entire amount of the assigning Lender’s Revolving Commitment hereunder or an assignment while an Event of Default has occurred and is continuing, the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the assignment and acceptance agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (unless the Borrower and the Administrative Agent shall otherwise consent), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) the assigning Lender and the assignee shall execute and deliver to the Administrative Agent an assignment and acceptance agreement in form and substance acceptable to the Administrative Agent, together with a processing and recordation fee payable by the assigning Lender or the assignee (as determined between such Persons) in an amount equal to $3,500 and (v) such assignee, if it is not a Lender, shall deliver a duly completed Administrative Questionnaire to the Administrative Agent; provided, that any consent of the Borrower otherwise required hereunder shall not be required if an Event of Default has occurred and is continuing.  Upon the execution and delivery of the such assignment and acceptance agreement and payment by such assignee to the assigning Lender of an amount equal to the purchase price agreed between such Persons, such assignee shall become a party to this Agreement and any other Loan Documents to which such assigning Lender is a party and, to the extent of such interest assigned by such assignment and acceptance agreement, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent (and, in the case of an assignment and acceptance agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 10.3).  Upon the consummation of any such assignment hereunder, the assigning Lender, the Administrative Agent and the Borrower shall make appropriate arrangements to have new promissory notes issued if so requested by either or both the assigning Lender or the assignee.  Any assignment or other transfer by a Lender that does not fully comply with the terms of this clause (b) shall be treated for purposes of this Agreement as a sale of a participation pursuant to clause (c) below.

(c)           Each Lender may at any time, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder and for such Participant’s compliance with the terms of Section 10.11 of this Agreement, and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement between such Lender and the Participant with respect to such participation shall provide that such Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement described in the first proviso of Section 10.2(b) that affects the Participant.  The Borrower agrees that each Participant shall be entitled to the benefits Section 2.12, Section 2.13 and Section 2.14 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that no Participant shall be entitled to receive any greater payment under Section 2.14 than such Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent.

(d)           The Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Revolving Credit Note to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a)           THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Federal and/or state court located in the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts that have jurisdiction over the Borrower.

(c)           The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any state or federal court located in the State of New York and referred to in paragraph (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6. WAIVER OF JURY TRIAL
.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 10.7. Right of Setoff
.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations owed to such Lender under this Agreement, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured.  Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.8. Counterparts; Integration
.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9. Survival
.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Revolving Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitment has not expired or terminated.  The provisions of Section 2.14 and Section 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Revolving Loans, the expiration or termination of the Revolving Commitment or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Revolving Loans.

Section 10.10. Severability
.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality
.  Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of any and all non-public, confidential or proprietary information, identified to the Administrative Agent and the Lenders as such, of or relating to the Borrower or any Subsidiary and their respective businesses, operations, finances or strategies (“Confidential Information”).  For purposes of this Section, Confidential Information shall not include: (1) information that was already known to the recipient without an obligation of confidentiality to the Borrower or any Subsidiary with respect to such information, (2) information that was obtained from a third party who was not known to the Administrative Agent or such Lender to be under an obligation of confidentiality to the Borrower or any Subsidiary with respect to such information, (3) information that is or becomes publicly available, other than through a breach of this Section by the Administrative Agent or any Lender or any Participant or any of their respective representatives, employees or agents.  Notwithstanding the foregoing, Confidential Information may be disclosed (i) to any officer, director, agent, affiliate or representative of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors; provided, however, that such Person shall agree to be bound by the confidentiality provisions set forth in this Section with respect to such information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent necessary in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the prior written consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information, but in no event less than a reasonable degree of care.

Section 10.12. Interest Rate Limitation
.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Revolving Loan in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Revolving Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal
.  The Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14. Patriot Act
.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.15. Bookrunner and Lead Arrangers
.  Neither the Joint Lead Arrangers nor the Sole Bookrunner listed on the cover page of this Agreement shall have any duties or responsibilities hereunder in their capacities as such.

[Remainder of page intentionally left blank.  Signatures appear on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PRIVATEBANCORP, INC.

By /s/ Dennis Klaeser
     Name: Dennis Klaeser
     Title: Chief Financial Officer

SUNTRUST BANK
as Administrative Agent and a Lender

By /s/ K. Scott Bazemore
     Name: K. Scott Bazemore
     Title: Vice President

Revolving Commitment: $5,000,000

[Signatures Continue on Following Pages]

[Signature Page to Revolving Credit Agreement with PrivateBancorp, Inc.]

WELLS FARGO BANK, N.A.
as a Lender

By /s/ Leighton D. Kor
     Name: Leighton D. Kor
     Title: Vice President

Revolving Commitment: $10,000,000

Address:
666 Walnut Street
Des Moines, Iowa 503309
Attn:  Leighton D. Kor
Fax Number: (515) 245-3314

[Signatures Continue on Following Page]

[Signature Page to Revolving Credit Agreement with PrivateBancorp, Inc.]

LASALLE BANK NATIONAL ASSOCIATION
as a Lender

By/s/ Matthew J. Doherty
     Name: Matthew J. Doherty
     Title: Senior Vice President

Revolving Commitment: $5,000,000

Address:
1355 S. LaSalle Street, Suite 53
Chicago, Illinois 60603
Attn:  Kimberly Johnson
Fax Number: (312) 904-2684

EXHIBIT A

FORM OF PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (this “Pledge Agreement”) is dated as of September ___, 2008 and is made by and between PRIVATEBANCORP, INC., a Delaware corporation (“Pledgor”), and SUNTRUST BANK, in its capacity as Administrative Agent (“Administrative Agent”) for the Lenders (“Lenders”) from time to time party to that certain Revolving Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Pledgor, Administrative Agent and Lenders.

R E C I T A L S :

A.           Borrower is a bank holding company that owns 100% of the issued and outstanding capital stock of The PrivateBank and Trust Company, an Illinois state-chartered, non-member bank with its main office located in Chicago, Illinois (“Bank Subsidiary”).

B.           Borrower has requested that Lenders provide it with a revolving credit facility pursuant to the terms and conditions set forth in the Credit Agreement.

C.           This Pledge Agreement is being executed and delivered by Pledgor to Administrative Agent pursuant to Section 3.1(b)(iii) of the Credit Agreement.

THEREFORE, in consideration of the mutual covenants, conditions and agreements and to induce Administrative Agent and Lenders to enter into the Credit Agreement and to make Revolving Loans and other financial accommodations to Pledgor, the parties hereby agree as follows:

A G R E E M E N T :

1.           DEFNITIONS

1.1.           Defined Terms.  The following capitalized terms generally used in this Pledge Agreement shall have the meanings defined or referenced below (such meanings to be equally applicable to both the singular and the plural forms of the term defined).  Certain other capitalized terms used in specific sections of this Pledge Agreement may be defined in such sections.

“Best Efforts” means commercially reasonable, good faith efforts.

“Certificates” means any and all notes, warrants, options, stock certificates or other documents or instruments now or hereafter received or receivable by Pledgor and representing Pledgor’s interest in the Pledged Stock.

“Pledged Stock” means: (i) the shares of capital stock of Bank Subsidiary as described on the attached Schedule A hereto and any and all other shares of capital stock issued by Bank Subsidiary whether now owned or hereafter acquired by Pledgor, whether directly from Bank Subsidiary or otherwise and whether such other shares are now or hereafter in the possession of Pledgor, Administrative Agent or other holder; (ii) all stock and other securities or property which are issued pursuant to conversion, redemption, exercise of rights, stock split, recapitalization, reorganization, stock dividends or other corporate act which are referable to the shares referenced in clause (i) or this clause (ii) (collectively, the “Additional Pledged Securities”); (iii) all distributions, whether cash or otherwise, in the nature of a partial or complete liquidation, dissolution or winding up which are referable to the shares referenced in clause (i) or clause (ii) (such distributions are hereinafter referred to as “Liquidating Distributions”); and (iv) all substitutions for any of the foregoing, proceeds of and from any of the foregoing and all interest, cash dividends or other payments in respect of any of the foregoing.

1.2.           Other Defined Terms.  All other capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

1.3.           Exhibits and Schedules Incorporated.  All exhibits and schedules attached hereto or referenced herein, are, hereby incorporated into this Pledge Agreement.

2.           PLEDGE AND GRANT OF SECURITY INTERESTS.  Pledgor hereby pledges, collaterally assigns, hypothecates and transfers to Administrative Agent, for the benefit of Lenders, all Pledged Stock, together with appropriate undated assignments separate from the Certificates duly executed in blank, and hereby grants to and creates in favor of Administrative Agent, for the benefit of Lenders, Liens and security interests in the Pledged Stock as collateral security for: (a) the due and punctual payment, performance and observance by Pledgor of all Obligations; (b) the due and punctual performance and observance by Pledgor of all of its agreements, obligations, liabilities and duties under this Pledge Agreement, the Credit Agreement and the other Loan Documents; (c) all sums advanced by, or on behalf of, Administrative Agent and Lenders in connection with, or relating to, the Credit Agreement, this Pledge Agreement, the other Loan Documents or the Pledged Stock including, without limitation, any and all sums advanced to preserve the Pledged Stock, or to perfect Administrative Agent’s Lien in the Pledged Stock; (d) in the event of any proceeding to enforce the satisfaction of the Obligations, or any of them, or to preserve and protect their rights under the Credit Agreement, this Pledge Agreement or any other agreement, document or instrument relating to the transactions contemplated in the Credit Agreement, the reasonable expenses of retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Pledged Stock, or of any exercise by Administrative Agent of its rights, together with reasonable attorneys’ fees, expenses and court costs; and (e) all costs incurred by Administrative Agent to obtain, perfect, preserve and enforce the Liens and security interests granted by this Pledge Agreement, the Credit Agreement and the other Loan Documents, to collect the Obligations Secured Hereby (as hereinafter defined) and to maintain and preserve the Pledged Stock, with such costs including, without limitation, expenditures made by Administrative Agent for attorneys’ fees and other legal expenses and expenses of collection, possession and sale of the Pledged Stock, together with Default Interest on all such amounts (the foregoing subsections (a) through (e) are collectively referred to herein as the “Obligations Secured Hereby”).

3.           DELIVERY OF PLEDGED STOCK.  Pledgor shall place the Pledged Stock in pledge by delivering, or by causing to be delivered, the Certificates to and depositing them with Administrative Agent, its agent or any custodian appointed in writing by Administrative Agent.  Pledgor shall also deliver to Administrative Agent, its agent or any custodian concurrently therewith undated assignments separate from the Certificates duly executed in blank and all other applicable and appropriate documents and assignments in form suitable to enable Administrative Agent to effect the transfer of all or any portion of the Pledged Stock to the extent hereinafter provided.

4.           ADDITIONAL COLLATERAL

4.1.           Delivery of Additional Pledged Securities.  If Pledgor shall hereafter become entitled to receive or shall receive any interest, cash dividends, cash proceeds, any Additional Pledged Securities, any Liquidating Distributions, or any other cash or non-cash payments on account of the Pledged Stock, Pledgor agrees to accept the same as Administrative Agent’s agent and to hold the same in trust on behalf of and for the benefit of Administrative Agent and agrees to promptly deliver the same or any Certificates therefor forthwith to Administrative Agent or its agent in the exact form received, with the endorsement of Pledgor, when necessary, or appropriate undated assignments separate from the Certificates duly executed in blank, to be held by Administrative Agent or its agent subject to the terms hereof.

4.2.           Proceeds; Dividends and Voting.  Notwithstanding anything contained in this Pledge Agreement to the contrary, Pledgor shall be entitled to receive or shall receive such interest and cash dividends paid on account of the Pledged Stock and may retain and use such amounts for its own purposes, and to exercise voting rights with respect to the Pledged Stock, so long as there has not occurred any Event of Default.

5.           REPRESENTATIONS AND WARRANTIES OF PLEDGOR.  To induce Administrative Agent to enter into this Pledge Agreement and to induce Administrative Agent and Lenders to enter into the Credit Agreement, Pledgor hereby re-makes the representations and warranties set forth in Article IV of the Credit Agreement and, in addition, makes the following representations and warranties to Administrative Agent and Lenders:

5.1.           Pledgor owns beneficially and of record all of the issued and outstanding shares of capital stock of Bank Subsidiary and has good and marketable title to all of the Pledged Stock.  Schedule A attached hereto sets forth all of the issued and outstanding shares of capital stock of Bank Subsidiary as of the Closing Date.

5.2.           Pledgor holds the Pledged Stock free and clear of all Liens, charges, encumbrances, security interests, options, voting trusts and restrictions of every kind and nature whatsoever except only the Liens and security interests created by this Pledge Agreement or otherwise in favor of Administrative Agent.

5.3.           Each security which is a part of the Pledged Stock has been duly authorized and validly issued and is fully paid and nonassessable.

5.4.           This Pledge Agreement has been duly executed and delivered by Pledgor.

5.5.           The pledge, collateral assignment and delivery of the Pledged Stock pursuant to this Pledge Agreement creates in favor of Administrative Agent for the benefit of Lenders a valid first Lien and first and senior security interest in the Pledged Stock, which Lien and security interest are perfected once either (a) the Certificates are delivered to the Administrative Agent or (b) a financing statement properly describing the Pledged Stock as collateral is filed with the secretary of state of the state in which Pledgor is organized.

6.           PLEDGOR’S COVENANTS.

6.1.           Pledgor covenants and agrees that it will defend the Lien of Administrative Agent and Lenders in and to the Pledged Stock against the claims and demands of all persons whomsoever.

6.2.           Pledgor covenants and agrees that it will not sell, convey or otherwise dispose of any of the Pledged Stock, or create, incur or permit to exist any pledge, Lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance or restriction with respect to any of the Pledged Stock, or any interest therein, or any proceeds thereof, except for the Liens and security interests created by this Pledge Agreement.

6.3.           Pledgor covenants and agrees that it will not consent to the issuance of: (i) any additional shares of capital stock of Subsidiary Bank unless such shares are pledged and the Certificates therefor delivered to Administrative Agent, simultaneously with the issuance thereof, together with appropriate undated assignments separate from the Certificates duly executed in blank; and (ii) any options by Subsidiary Bank obligating Subsidiary Bank to issue additional shares of capital stock of any class of Subsidiary Bank.

6.4.           At any time from time to time, upon the written request of Administrative Agent, and at the sole expense of Pledgor, Pledgor covenants and agrees that it will promptly and duly execute and deliver such further instruments and documents and take such further actions as Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted, including, without limitation, the filing of UCC-1 financing statements in favor of Administrative Agent with respect to the Pledged Stock and the proceeds thereof, in form satisfactory to Administrative Agent and with the Secretary of State of any state as Administrative Agent may determine.  If any amount payable under or in connection with any of the Pledged Stock shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Administrative Agent, duly endorsed in a manner satisfactory to Administrative Agent, to be held as Pledged Stock pursuant to this Pledge Agreement.

6.5.           Pledgor covenants and agrees to pay, and to save Administrative Agent and Lenders harmless from any and all liabilities with respect to or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Pledged Stock or in connection with any of the transactions contemplated by this Pledge Agreement.

7.           RIGHTS AND REMEDIES UPON DEFAULT.

7.1.           Upon the occurrence and during the continuation of any Event of Default, Administrative Agent may do any one or more of the following: (a) declare the Obligations Secured Hereby to be forthwith due and payable, whereupon such Obligations Secured Hereby shall become immediately due and payable without presentment, demand, protest or other notice of any kind; and/or (b) proceed to protect and enforce rights granted under this Pledge Agreement, the Credit Agreement or any of the other Loan Documents through other appropriate proceedings, and Administrative Agent shall have, without limitation, all of the rights and remedies provided by applicable law, including, without limitation, the rights and remedies of a secured party under the New York Uniform Commercial Code (the “UCC”) and, in addition thereto, Administrative Agent shall be entitled, at Administrative Agent’s option, to exercise all voting and corporate rights with respect to the Pledged Stock as it may determine, without liability therefor, but Administrative Agent shall not have any duty to exercise any voting and corporate rights in respect of the Pledged Stock and shall not be responsible or liable to Pledgor or any other person for any failure to do so or delay in so doing.

7.2.           Without limiting the generality of any of the foregoing, if any Event of Default hereunder or under the Credit Agreement shall occur, Administrative Agent shall have the right to sell the Pledged Stock, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange for cash, upon credit or for future delivery, and at such price or prices as Administrative Agent may deem best, and Administrative Agent may be the purchaser of any or all of the Pledged Stock so sold and thereafter Administrative Agent or any other purchaser shall hold the same free from any right or claim of whatsoever kind.  Administrative Agent is authorized, at any such sale, if it deems it advisable so to do, to restrict the number of prospective bidders or purchasers to persons who will represent and agree that they are purchasing for their own account, for investment, and not with a view to the distribution or resale of the Pledged Stock and may otherwise require that such sale be conducted subject to restrictions as to such other matters as Administrative Agent may deem necessary in order that such sale may be effected in such manner as to comply with all applicable state and federal securities laws.  Upon any such sale, Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Pledged Stock so sold.

7.3.           Each purchaser at any such sale shall hold the property sold, absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor, who hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any rule of law or statute now existing or hereafter adopted.  Administrative Agent shall give Pledgor not less than ten days’ written notice of its intention to make any such public or private sale or at any broker’s board or on any securities exchange (with such notice to state the time and place of such sale), and Pledgor agrees that such notice shall be deemed reasonable.

7.4.           Any such public sale shall be held at such time or times within the ordinary business hours and at such place or places as Administrative Agent may fix in the notice of such sale.  At any sale, the Pledged Stock may be sold in one lot as an entirety or in parts, as Administrative Agent may determine.  Administrative Agent shall not be obligated to make any sale pursuant to any such notice.  Administrative Agent may, without notice or publication, adjourn any sale, and such sale may be made at any time or place to which the same may be so adjourned.  In case of any sale of all or any part of the Pledged Stock on credit or for future delivery, the Pledged Stock so sold may be retained by Administrative Agent until the selling price is paid by the purchaser thereof, but Administrative Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Pledged Stock so sold and, in case of any such failure, such Pledged Stock may again be sold upon like notice.

7.5.           Administrative Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose this Pledge Agreement and sell the Pledged Stock, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

7.6.           On any sale of the Pledged Stock, Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale that it may be advised by counsel is necessary in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any third party or any Governmental Authority or officer or court, including, without limitation, all limitations and restrictions imposed by federal and state banking laws and regulations.  Compliance with the foregoing sentence shall result in such sale or disposition being considered or deemed to have been made in a commercially reasonable manner.

7.7.           In furtherance of the exercise by Administrative Agent of the rights and remedies granted to it hereunder, Pledgor agrees that, upon request of Administrative Agent and at the expense of Pledgor, it will use its Best Efforts to obtain all third party and governmental approvals necessary for or incidental to the exercise of remedies by Administrative Agent with respect to the Pledged Stock or any part thereof, including, without limitation, applicable approvals from the FRB, the FDIC and the Illinois Department of Financial and Professional Regulation.

8.           REGISTRATION RIGHTS; PRIVATE SALES.

8.1.           If Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7 hereof, and if in the opinion of Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), Pledgor will cause the issuer of the Pledged Stock to (a) execute and deliver, and cause to be done all such other acts, as may be, in the opinion of Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (b) use its Best Efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one (1) year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (c) make all amendments thereto and/or to the related prospectus which, in the opinion of Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto.  Pledgor agrees to cause such issuer to comply with the provisions of the securities or ‘Blue Sky’ laws of any and all jurisdictions which Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

8.2.           Pledgor hereby acknowledges that, notwithstanding that a higher price might be obtained for the Pledged Stock at a public sale than at a private sale or sales, the making of a public sale of the Pledged Stock may be subject to registration requirements and other legal restrictions compliance with which could require such actions on the part of Pledgor, could entail such expenses and could subject Administrative Agent and any underwriter through whom the Pledged Stock may be sold and any controlling Person of any thereof to such liabilities as would make the making of a public sale of the Pledged Stock impractical.  Accordingly, Pledgor hereby agrees that private sales made by Administrative Agent in accordance with the provisions of Section 7 hereof may be at prices and on other terms less favorable to the seller than if the Pledged Stock were sold at public sale, that Administrative Agent shall not have any obligation to take any steps in order to permit the Pledged Stock to be sold at a public sale complying with the requirements of federal and state securities and similar laws, and that such sale shall not be deemed to be made in a commercially unreasonable manner solely because of its nature as a private sale.

8.3.           Pledgor further agrees to use its Best Efforts to do or cause to be done all such other acts as may be necessary to make any sale or sales of all or any portion of the Pledged Stock pursuant to Section 7 and this Section 8 valid and binding and in compliance with any and all other applicable requirements of law.  Pledgor further agrees that a breach of any of the covenants contained in Section 7 and this Section 8 will cause irreparable injury to Administrative Agent and Lenders, that Administrative Agent and Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in Section 7 of this Section 8 shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses to the granting of equitable relief (such as, without limitation, any defense that Administrative Agent or Lenders have an adequate remedy at law or that Administrative Agent or Lenders will not be irreparably injured) in any action for specific performance of such covenants.

9.           LIMITATION ON DUTIES REGARDING PLEDGED STOCK.  Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Stock in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Administrative Agent deals with similar securities and property for its own account.  None of Administrative Agent, Lenders or any of their respective directors, officers, employees or agents shall be liable for any good faith failure to demand, collect or realize upon any of the Pledged Stock or for any delay in doing so or shall be under any obligation to see or otherwise dispose of any Pledged Stock or for any good faith delay in doing so or shall be under any obligation to see or otherwise dispose of any Pledged Stock upon the request of Pledgor or otherwise.

10.           POWERS COUPLED WITH AN INTEREST.  All authorizations and agencies herein contained with respect to the Pledged Stock are irrevocable and powers coupled with an interest.

11.           INDEMNIFICATION.  Pledgor agrees to indemnify and hold harmless Administrative Agent and each Lender (to the full extent permitted by law) from and against any and all claims, demands, losses, judgments, liabilities for penalties and excise taxes and other damages of whatever nature, and to reimburse Administrative Agent and each Lender for all costs and expenses, including reasonable legal fees and disbursements, growing out of or resulting from the Pledged Stock or this Pledge Agreement or the administration and enforcement of this Pledge Agreement or exercise of any right or remedy granted to Administrative Agent hereunder except with respect to such claims, demands, losses, judgments, liabilities for penalties and excise taxes and other damages of whatever nature arising solely from the gross negligence or willful misconduct of Administrative Agent, but including without limitation, any tax liability incurred by Administrative Agent or any of its affiliates as a result of the exercise by Administrative Agent of any of its rights hereunder.  In no event shall Administrative Agent or any Lender be liable to Pledgor for any action taken by Administrative Agent that is permitted under this Pledge Agreement other than to account for proceeds of the Pledged Stock actually received by Administrative Agent.

12.           DISTRIBUTION OF PLEDGED STOCK.  Upon enforcement of this Pledge Agreement following the occurrence of an Event of Default, the proceeds of the Pledged Stock shall be applied to the Obligations Secured Hereby as follows: first, to Administrative Agent’s reasonable costs and expenses, if any, incurred in connection with the enforcement of the Obligations Secured Hereby, including, without limitation, any and all reasonable costs incurred by it in connection with the sale or disposition of any Pledged Stock and all amounts under Section 10.3(a) of the Credit Agreement; second, to Lenders or Administrative Agent for any fees under the Credit Agreement or any of the other Loan Documents then due and payable; third, to Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the Revolving Loans, toward the payment of any unpaid interest which may have accrued on the Revolving Loans; fourth, to Lenders pro rata based on the unpaid principal amount of the Revolving Loans then outstanding until all Revolving Loans have been paid in full (and, for purposes of this clause, obligations under Hedging Transactions permitted under the Credit Agreement with Lenders (or their Affiliates) or any of them shall be paid on a pro rata basis with the Revolving Loans); fifth, to Lenders pro rata on the basis of their respective unpaid amounts, to the payment of any other unpaid Obligations; and sixth, to Pledgor or as otherwise required by law.  In the event such monies shall be insufficient to pay all of the Obligations Secured Hereby, Pledgor shall be liable to Administrative Agent and Lenders for any deficiency therein.

13.           NO WAIVER; CUMULATIVE REMEDIES.  Administrative Agent shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by Administrative Agent, and then such waiver shall be valid to the extent therein set forth.  A waiver by Administrative Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Administrative Agent would otherwise have on any future occasion.  No failure to exercise or any delay in exercising on the part of Administrative Agent any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

14.           SEVERABILITY OF PROVISIONS.  The provisions of this Pledge Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall attach only to such clause or provision or part thereof and shall not in any manner affect any other clause or provision in this Pledge Agreement.

15.           AMENDMENTS; BINDING EFFECT.

15.1.                      None of the terms or provisions of this Pledge Agreement may be altered, modified or amended except by an instrument in writing, duly executed by each of the parties hereto.

15.2.                      This Pledge Agreement is made for the sole benefit of Pledgor, Administrative Agent, Lenders and the Affiliates of Administrative Agent and Lenders, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

16.           NOTICES.  All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be given in accordance with Section 10.1 of the Credit Agreement.

17.           HEADINGS.  The descriptive headings hereunder used are for convenience only and shall not be deemed to limit or otherwise effect the construction of any provision hereof.

18.           COUNTERPART EXECUTION.  This Pledge Agreement may be executed in several counterparts each of which shall constitute an original, but all of which shall together constitute one and the same agreement.

19.           GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)           THIS PLEDGE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.

(b)           Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Federal and/or state court located in the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Pledge Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Pledge Agreement shall affect any right that Administrative Agent or Lenders may otherwise have to bring any action or proceeding relating to this Pledge Agreement against Pledgor or its properties in the courts that have jurisdiction over Pledgor.

(c)           Pledgor irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any state or federal court located in the State of New York referred to in paragraph (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Pledge Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1 of the Credit Agreement.  Nothing in this Pledge Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

20.           IRREVOCABLE AUTHORIZATION AND INSTRUCTION TO ISSUERS.  Pledgor hereby authorizes and instructs Bank Subsidiary to comply with any instruction received by it from Administrative Agent in writing that (a) states that an Event of Default has occurred and (b) is otherwise in accordance with the terms of this Pledge Agreement, without any other or further instructions from Pledgor, and Pledgor agrees that the issuer shall be fully protected in so complying.

21.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS PLEDGE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

A-

IN WITNESS WHEREOF, the parties have caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.

PRIVATEBANCORP, INC.

By:
Name:
Title:

SUNTRUST BANK, as Administrative Agent

By:
Name:
Title:

-

SCHEDULE A

ISSUER:  THE PRIVATEBANK AND TRUST COMPANY

Owner	Class	Certificate Number	Number of Shares	Percentage of Class
PrivateBancorp, Inc.	Common	6	82,550	93.33%
PrivateBancorp, Inc.	Common	7	2,500	2.83%
PrivateBancorp, Inc.	Common	8	3,400	3.84%

ACKNOWLEDGMENT

The undersigned issuer of the Pledged Stock hereby acknowledges receipt of a copy of this Pledge Agreement and agrees to (a) note the restrictions herein on its books, records, ledgers and certificates maintained with respect to its capital stock, (b) not make or permit any dividends or distributions with respect to its capital stock except as permitted in either the Credit Agreement or this Pledge Agreement, and (c) not make or permit any sale, transfer or issuance of any of its capital stock or of any rights to acquire its capital stock except as permitted in either the Credit Agreement or this Pledge Agreement.

THE PRIVATEBANK AND TRUST
COMPANY, an Illinois chartered bank

By:
Name:
Title:

A-

Assignment Separate from Certificate

[Deliver one original per pledged stock certificate]

FOR VALUE RECEIVED, PrivateBancorp, Inc., does hereby sell, assign and transfer unto _________________________, _________________________________ (_______) Shares of Common Stock of The PrivateBank and Trust Company, standing in his/her/its name on the books of such corporation represented by Certificate(s) No. ________, ________, ________and ________ and does hereby irrevocably constitute and appoint attorney to transfer such stock on the books of the within named bank with full power and substitution in the premises.

Further under penalties of perjury, the undersigned certifies:

1.	That the number shown on this form is the undersigned’s correct taxpayer identification number.

2.
That the undersigned is not subject to backup withholding either because the undersigned had not been notified that the undersigned is subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified the undersigned that the undersigned is no longer subject to backup withholding.

Taxpayer Identification #________________________

Dated:  ________________________

PRIVATEBANCORP, INC.

By:
Name:
Title:

In presence of:

A-

EXHIBIT B
FORM OF REVOLVING CREDIT NOTE

$____________	Atlanta, Georgia

[Date]

FOR VALUE RECEIVED, the undersigned, PRIVATEBANCORP, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [name of Lender] (the “Lender”) or its registered assigns at the principal office of SunTrust Bank, as Administrative Agent, or any other office that the Administrative Agent designates, on the Commitment Termination Date (as defined in the Revolving Credit Agreement dated as of September [_], 2008 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time a party thereto (including the Lender) and SunTrust Bank, as Administrative Agent), the lesser of the principal sum of [amount of such Lender’s Revolving Commitment] and no/100 Dollars ($__________________) and the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

All Revolving Loans evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.

This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

PRIVATEBANCORP, INC.

By:
     Name:
     Title:

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